Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
of DC Brands International, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated May 7, 2010, covering the consolidated financial statements of DC Brands International, Inc. as of and for the years ended December 31, 2009 and 2008, to be included in this Registration Statement on Form S-1 to be filed with the Commission on or about July 13 , 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company

Turner, Stone & Company

Dallas, Texas
July 13 , 2010